Exhibit 99.1

Noble International Posts Record Second Quarter 2006

Diluted EPS of $0.31

WARREN, MI – JULY 19, 2006—Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) posted earnings of $4.4 million, or $0.31 per diluted share, for the second quarter ended June 30, 2006. In the second quarter of 2005, Noble reported earnings of $3.8 million, or $0.27 per diluted share. Net income for the first half of 2006 was $7.5 million, or $0.54 per diluted share, versus $7.6 million, or $0.54 per diluted share, a year ago.

SECOND QUARTER RESULTS

Revenue in the second quarter of 2006 increased 19.6% to $109.6 million compared to $91.6 million last year. The launch and production ramp-up of newer laser welding programs generated most of the increase in revenue in the second quarter of 2006.

Gross margin for the second quarter increased to $12.0 million from $10.0 million last year. Gross margin as a percentage of sales for the second quarter of 2006 was 10.9% compared to 10.9% in the second quarter of 2005. Gross margin increased due to higher production volumes and gains in manufacturing efficiency in the second quarter of 2006. Noble made significant progress during the quarter in improving efficiency in its manufacturing operations, including reducing labor and scrap, which had a positive impact on the gross margin. These gains offset the gross margin percentage pressures of a revenue mix shift toward larger laser-welded blanks (“LWB”) with a higher steel content as a percentage of total revenue.

Selling, general and administrative expense (“SGA”) increased to $4.5 million in the second quarter of 2006 from $3.6 million in the second quarter of 2005. SGA increased slightly as a percentage of sales to 4.1% from 3.9% year over year. Growth in SGA expense compared to 2005 is due to higher costs for research and development as well as expanded staffing expense related to three new production facilities. For 2006 overall, management expects SGA expense to be consistent with 2005 levels as a percentage of sales.

Operating profit increased 17.7% to $7.5 million in the second quarter of 2006 from $6.4 million a year ago. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) in the second quarter of 2006 totaled $9.9 million versus $9.2 million in the year-ago second quarter. Net interest and other expense for the second quarter of 2006 was $0.5 million compared to $0.6 million last year, which included impairment charges of $0.2 million.

Pre-tax income for the second quarter of 2006 was $7.0 million versus $5.8 million in the year-ago second quarter. Income tax expense for the second quarter of 2006 was $2.3 million versus $2.0 million in the second quarter of 2005.

FIRST HALF RESULTS

First-half revenue for 2006 totaled $210.0 million, up 17.7% from $178.3 million a year ago. Revenue growth came from the addition of three new production facilities, new laser welding programs and the ramp-up of programs that entered production in late 2005.

Gross margin for the first half of 2006 was $21.9 million versus $19.7 million last year. The gross margin as a percentage of sales declined to 10.4% of sales from 11.0% in the first half of 2005. The decline in gross margin percentage was due in part to the addition or expansion of three production facilities in late 2005 and first quarter of 2006 as well as some customer delays in new vehicle programs for which Noble supplies LWBs. Also contributing to the gross margin decline as a percentage of sales during the first six months of 2006 was the revenue mix shift toward larger LWBs with greater steel content as a percentage of total revenue.

SGA expense increased to $9.3 million for the first six months of 2006, up from $6.8 million last year. The increase was due to growth in the Company’s business, staffing and associated expense from the addition of new production facilities, higher compensation expense as well as higher research and development spending. As a percentage of sales, SGA expense for the first half of 2006 was 4.4% compared to 3.8% a year ago.

Operating income declined slightly to $12.7 million in the first half of 2006 from $12.9 million a year ago. EBITDA for the first half of 2006 was $17.4 million versus $18.5 million in 2005. Net Interest and Other expense for the first six months of 2006 was $1.1 million, up from $0.9 million a year ago.

Pre-tax income for the first half of 2006 was $11.5 million versus $12.0 million a year ago. Income tax expense for the first six months of 2006 was $3.8 million versus $4.4 million a year ago.

MANAGEMENT COMMENTARY AND GUIDANCE

Thomas L. Saeli, Noble’s Chief Executive Officer, commented, “Noble’s business continued to grow during the second quarter as production ramped up at our newer facilities. We are on track to launch more laser welding programs at these facilities during the second half of this year, driving additional revenue growth.

“Converting revenue growth into profitability continues to be the focus of our operations. Our facilities continued to show significant improvement in their operating metrics during the quarter. These gains allowed us to offset the margin percentage pressures of a continuing trend toward larger LWBs with higher steel content as a percentage of total revenue.

“We are cautiously optimistic about the outlook for the automotive industry for the rest of the year. Although high fuel prices have impacted sales in some vehicle segments, especially larger SUVs, our diversified revenue base and newer programs have generated earnings growth. We believe that upcoming launches, including the production launch of our first structural tube program and the superior value proposition we offer our customers, position us well for the future.

“Noble’s financial strength also positions us well for the future. By focusing on making continuous improvements throughout the Company, we have been able to fund internal growth and increase our dividend while building cash to fund future growth. Noble’s future growth may include expansion of current facilities, the addition of production facilities in new locations or complementary acquisitions to expand our product range of 21st Century Auto Body SolutionsSM.”

Noble’s Chief Financial Officer, David J. Fallon, commented on the Company’s second quarter financial results, “Financial performance for the second quarter met the expectations we set at the end of 2005 despite challenges that included rising fuel prices and interest rates. We achieved greater leverage on our fixed costs as we launched new laser welding programs and increased production volume at our newer facilities. We expect a greater contribution from these newer plants as we launch additional new business later this year.”

Mr. Fallon also commented on a recent change in material pricing, “At the end of the second quarter, one of our customers increased the price of steel used in its vehicles. The price increase affected both the price we are charged for the steel and the price we charge to the customer. The higher steel price equally impacts both revenue and cost of goods sold, so there is no impact on our profitability in terms of dollars. However, since both revenue and cost of goods sold increase, our gross margin percentage will decrease in future quarters due to the price change. For this reason, we are increasing our revenue guidance for 2006, although our earnings guidance is unchanged.”

FINANCIAL GUIDANCE

Management has updated its guidance for 2006 to reflect higher revenue due to changes in steel pricing under one customer’s steel resale program. Revenue is projected to be approximately $435 million due to higher steel pricing. Earnings guidance is unchanged, with projected earnings from continuing operations of $1.11—$1.16 per diluted share. This guidance is based on a forecast for 2006 North American light vehicle production of approximately 15.8 million units.

For 2007, management expects total revenue of approximately $480—$490 million based on projected North American light vehicle production of 15.8 – 16.0 million units. This revenue guidance includes the impact of some programs expected to end production at the end of 2006 that will not be immediately replaced by the automaker, as well as the delay of some customer programs into 2008.

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss its operating results for the second quarter ended June 30, 2006 at 10 AM ET, Thursday, July 20. The dial-in numbers for the call are 888-889-5345 or 973-935-8516. A replay of the conference call will be available through July 27 by dialing 877-519-4471 or 973-341-3080. The passcode for the replay is 7610904.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation, amortization, and other non-cash charges.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but is presented because it is a widely accepted financial indicator of a company’s ability to incur and service debt. While widely used, EBITDA is not identically calculated by companies presenting EBITDA and is not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses EBITDA for planning and forecasting in future periods. For a reconciliation of EBITDA to earnings before income taxes, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, complete program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward looking statements. For more information see www.nobleintl.com.

For more information contact:

Greg L. Salchow

Noble International, Ltd.

(586) 751-5600

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Net sales	$109,556	$91,596	$209,991	$178,346
Cost of sales	97,593	81,612	188,081	158,676

Gross margin	11,963	9,984	21,910	19,670
Selling, general and administrative expenses	4,452	3,600	9,254	6,777

Operating profit	7,511	6,384	12,656	12,893
Interest income	364	134	649	242
Interest expense	(725)	(709)	(1,457)	(1,387)
Impairment charges	—	(180)	—	(180)
Other, net	(133)	159	(309)	453

Earnings before income taxes	7,017	5,788	11,539	12,021
Income tax expense	2,315	1,980	3,812	4,421

Earnings before minority interest	4,702	3,808	7,727	7,600
Minority interest	(294)	—	(179)	—

Net earnings	$4,408	$3,808	$7,548	$7,600

Basic earnings per share	$0.31	$0.27	$0.54	$0.55

Diluted earnings per share	$0.31	$0.27	$0.54	$0.54

Dividends declared and paid per share	$0.08	$0.07	$0.15	$0.13

Basic weighted average shares outstanding	14,075,270	13,922,757	14,053,314	13,908,653
Diluted weighted average shares outstanding	15,984,959	14,035,805	14,094,579	14,025,716

Reconciliation of EBITDA to Earnings before Income Taxes
Earnings before income taxes	$7,017	$5,788	$11,539	$12,021
Depreciation	2,438	2,590	4,878	5,081
Amortization	63	52	127	104
Impairment charges	—	180	—	180
Net interest expense	361	575	808	1,145

EBITDA	$9,879	$9,185	$17,352	$18,531

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	Unaudited June 30 2006	December 31 2005
ASSETS
Current Assets:
Cash and cash equivalents	$26,919	$21,978
Accounts receivable trade, net	73,906	78,659
Inventories, net	29,136	21,952
Other current assets	4,742	5,044

Total Current Assets	134,703	127,633
Property, Plant & Equipment, net	59,471	57,253
Other Assets:
Goodwill	21,085	20,972
Other intangible assets, net	2,219	2,303
Other assets, net	830	1,158

Total Other Assets	24,134	24,433

Total Assets	$218,308	$209,319

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$69,208	$69,797
Accrued liabilities	5,752	5,853
Income taxes payable	2,769	666
Current maturities of long-term debt	39,461	10

Total Current Liabilities	117,190	76,326
Long-Term Liabilities:
Convertible subordinated debentures, net of discount	—	39,094
Long-term debt, excluding current maturities	2,605	2,176
Deferred income taxes	5,235	5,308
Other long-term liabilities	64	—

Total Long-Term Liabilities	7,904	46,578
Minority interest	3,730	3,551

Stockholders’ Equity
Common stock	9	9
Additional paid-in capital	55,694	54,988
Retained earnings	31,030	25,551
Accumulated other comprehensive income, net	2,751	2,316

Total Stockholders’ Equity	89,484	82,864

Total Liabilities & Stockholders’ Equity	$218,308	$209,319